UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 2)*

Aspen Insurance Holdings Limited
 (NAME OF ISSUER)

Ordinary Shares, $0.15144558 par value per share
(TITLE OF CLASS OF SECURITIES)

G05384 10 5
(CUSIP NUMBER)

July 31, 2007
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G05384 10 5	13G	PAGE 2 OF 21 PAGES

1.	Name of Reporting Person: Blackstone LR Associates (Cayman) III LDC I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 3 OF 21 PAGES

1.	Name of Reporting Person: Blackstone Management Associates (Cayman) III L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP NO. G05384 10 5	13G	PAGE 4 OF 21 PAGES

1.	Name of Reporting Person: Blackstone FI2 Capital Partners (Cayman) L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP NO. G05384 10 5	13G	PAGE 5 OF 21 PAGES

1.	Name of Reporting Person: BCP Excalibur Holdco (Cayman) Limited I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 6 OF 21 PAGES

1.	Name of Reporting Person: Blackstone FI Offshore Capital Partners (Cayman) L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP NO. G05384 10 5	13G	PAGE 7 OF 21 PAGES

1.	Name of Reporting Person: BOCP Excalibur Holdco (Cayman) Limited I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 8 OF 21 PAGES

1.	Name of Reporting Person: Blackstone Family Investment Partnership (Cayman) III L.P. I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP NO. G05384 10 5	13G	PAGE 9 OF 21 PAGES

1.	Name of Reporting Person: BFIP Excalibur Holdco (Cayman) Limited I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 10 OF 21 PAGES

1.	Name of Reporting Person: BGE Excalibur II Limited I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 11 OF 21 PAGES

1.	Name of Reporting Person: BGE Excalibur Holdco (Cayman) Limited I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP NO. G05384 10 5	13G	PAGE 12 OF 21 PAGES

1.	Name of Reporting Person: Peter G. Peterson I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

CUSIP NO. G05384 10 5	13G	PAGE 13 OF 21 PAGES

1.	Name of Reporting Person: Stephen A. Schwarzman I.R.S. Identification Nos. of above persons (entities only):
2.	Check the Appropriate Box if a Member of a Group (a) [ ] (b) [X]
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

ITEM 1(a).

NAME OF ISSUER:

Aspen Insurance Holdings Limited

ITEM 1(b).

ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Victoria Hall, 11 Victoria Street
Hamilton HM 11, Bermuda

ITEM 2(a).

NAME OF PERSON FILING:

Blackstone LR Associates (Cayman) III LDC

Blackstone Management Associates (Cayman) III L.P.

Blackstone FI2 Capital Partners (Cayman) L.P.

BCP Excalibur Holdco (Cayman) Limited

Blackstone FI Offshore Capital Partners (Cayman) L.P.

BOCP Excalibur Holdco (Cayman) Limited

Blackstone Family Investment Partnership (Cayman) III L.P.

BFIP Excalibur Holdco (Cayman) Limited

BGE Excalibur II Limited

BGE Excalibur Holdco (Cayman) Limited

Peter G. Peterson

Stephen A. Schwarzman

ITEM 2(b).

ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o The Blackstone Group
345 Park Avenue
New York, New York 10154

ITEM 2(c).

CITIZENSHIP:

Blackstone LR Associates (Cayman) III LDC – Cayman Islands

Blackstone Management Associates (Cayman) III L.P. – Cayman Islands

Blackstone FI2 Capital Partners (Cayman) L.P. – Cayman Islands

BCP Excalibur Holdco (Cayman) Limited – Cayman Islands

Blackstone FI Offshore Capital Partners (Cayman) L.P. – Cayman Islands

BOCP Excalibur Holdco (Cayman) Limited – Cayman Islands

Blackstone Family Investment Partnership (Cayman) III L.P. – Cayman Islands

BFIP Excalibur Holdco (Cayman) Limited  – Cayman Islands

BGE Excalibur II Limited – Cayman Islands

BGE Excalibur Holdco (Cayman) Limited – Cayman Islands

Peter G. Peterson – United States

Stephen A. Schwarzman – United States

ITEM 2(d).

TITLE OF CLASS OF SECURITIES:

Ordinary Shares, $0.15144558 par value per share

ITEM 2(e).

CUSIP NUMBER:

G05384 10 5

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)

[   ] Broker or dealer registered under Section 15 of the Exchange Act.

(b)

[   ] Bank as defined in section 3(a)(6) of the Exchange Act.

(c)

[   ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)

[   ] Investment company registered under Section 8 of the Investment Company Act.

(e)

[   ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)

[   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)

[   ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)

[   ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)

[   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)

[   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

ITEM 4.

OWNERSHIP.

(a)

Amount beneficially owned:

BCP Excalibur Holdco (Cayman) Limited, through its sole member Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership (“BCP FI”), is no longer the record holder of any shares of the identified class of securities. BOCP Excalibur Holdco (Cayman) Limited, through its sole member Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership (“BCP FI Offshore”), is also no longer the record holder of any shares of the identified class of securities. BFIP Excalibur Holdco (Cayman) Limited, through its sole member Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership (“BFIP III”), is also no longer the record holder of any shares of the identified class of securities.

The sole general partner of each of BCP FI and BFIP III and the sole investment general partner of BCP FI Offshore, Blackstone Management Associates (Cayman) III L.P., a Cayman Islands exempted limited partnership (“BMA III”), may no longer be deemed to be the beneficial owner of any shares of the identified class of securities.

BGE Excalibur Holdco (Cayman) Limited through its sole director and sole voting member, BGE Excalibur II Limited (“BGE”) a Cayman Islands exempted limited company, is no longer the record holder of any shares of the identified class of securities. The sole member of BGE, Blackstone LR Associates (Cayman) III L.D.C., a Cayman Islands limited duration company (“BLR III”), may no longer be deemed to be the beneficial owner of any shares of the identified class of securities.

The general partner of BMA III and the sole member of BGE, BLR III, may no longer be deemed to be the beneficial owner of any shares of the identified class of securities.

Messrs. Peter G. Peterson and Stephen A. Schwarzman, the founding members of BMA III and BLR III (the “Founding Members”), may no longer be deemed to beneficially own any shares of the identified class of securities.

(b)

Percent of class:

See item 11 of each cover page, which is based on Item 9 of each cover page.

(c)

Number of shares as to which the person has;

(i)

Sole power to vote or direct the vote: See Item 5 of each cover page.

(ii)

Shared power to vote or to direct the vote: See Item 6 of each cover page.

(iii)

Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv)

Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4(a) above.

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

BMA III is the sole general partner of BCP FI and BFIP III and the sole investment general partner of BCP FI Offshore and therefore may have been deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA III disclaims that it was a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities.

BLR III is the sole member of BGE and the general partner of BMA III and therefore may have been deemed to be the beneficial owner of the securities held by such limited company and such limited partnership. However, BLR III disclaims that it was a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP FI, BFIP

III, BCP FI Offshore and BGE may have been deemed to be a group in relation to their respective investments in Aspen Insurance Holdings Limited.

The Founding Members may have been deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BLR III and BMA III, by BCP FI, BFIP III, BCP FI Offshore and BGE.

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.

CERTIFICATIONS.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BLACKSTONE LR ASSOCIATES (CAYMAN) III LDC

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) III L.P.

By:

Blackstone LR Associates (Cayman) III LDC,

its general partner

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Member

BLACKSTONE FI2 CAPITAL PARTNERS (CAYMAN) L.P.

By:

Blackstone LR Associates (Cayman) III LDC,

the general partner of its sole general partner

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BCP EXCALIBUR HOLDCO (CAYMAN) LIMITED

By:

Blackstone LR Associates (Cayman) III LDC, the general partner of its sole general partner of its sole member

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BLACKSTONE FI OFFSHORE CAPITAL  PARTNERS (CAYMAN) L.P.

By:

Blackstone LR Associates (Cayman) III LDC, the general partner of its sole investment general partner

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BOCP EXCALIBUR HOLDCO (CAYMAN) LIMITED

By:

Blackstone LR Associates (Cayman) III LDC, the general partner of its sole investment general partner of its sole member

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) III L.P.

By:

Blackstone LR Associates (Cayman) III LDC,

the general partner of its sole general partner

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BFIP EXCALIBUR HOLDCO (CAYMAN) LIMITED

By:

Blackstone LR Associates (Cayman) III LDC, the general partner of its sole general partner of its sole member

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BGE EXCALIBUR II LIMITED

By:

Blackstone LR Associates (Cayman) III LDC,

its sole member

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

BGE EXCALIBUR HOLDCO (CAYMAN) LIMITED

By:

Blackstone LR Associates (Cayman) III LDC, the sole member of its sole director and sole voting member

By:

/s/ ROBERT L. FRIEDMAN

Name:  Robert L. Friedman

Title:  Authorized Signatory

/s/ PETER G. PETERSON

PETER G. PETERSON

/s/ STEPHEN A. SCHWARZMAN

STEPHEN A. SCHWARZMAN

Dated: August 9, 2007